Exhibit 99.3


ADVANCE NANOTECH APPOINTS TONY GONCALVES TO BOARD OF DIRECTORS

New York City, October 24, 2005 -- Advance Nanotech, Inc., the premier provider of financing and support services to drive the commercialization of nanotechnology discoveries, today announced the appointment of Tony Goncalves to its Board of Directors. Mr. Goncalves joins Bill Milne, Peter Rugg and Virgil E. Wenger whose board appointments were announced earlier this October (please see related announcement for more details).

"Tony Goncalves' expertise in the bio-pharma industry, along with his in depth knowledge of risk management, makes him an excellent addition to our board," said Advance Nanotech CEO Magnus Gittins. "Together with our current board members, Mr. Goncalves will help guide Advance Nanotech as we continue to expand our investments in promising nanotechnology companies across the bio-pharma, materials and electronics sectors."

Mr. Goncalves, CBM, currently serves as Associate Director at Purdue Pharma, L.P., a global pharmaceutical company dedicated to serving both physicians and patients with innovative prescription and non-prescription products for more than 50 years. Mr. Goncalves brings a wealth of expertise to Advance Nanotech in evaluating markets, entities and business opportunities. At Purdue Pharma L.P., his primary areas of responsibility include financial planning and analysis, insurance, risk management, and internal audit activities. Mr. Goncalves has also held corporate governance positions with DaimlerChrysler, People's Capital & Leasing, and People's Bank.

Advance Nanotech is currently funding more than 20 portfolio companies in the electronics, biopharma and materials industries. The firm provides services ranging from funding, to human capital and research equipment essential to ensuring that the most promising companies can accelerate the path to rapid commercialization. In this way, investor exposure to any particular technology is mitigated with Advance Nanotech retaining the option to increase investment in those technologies that successfully mature.


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About Advance Nanotech, Inc.

Advance Nanotech Inc. is dedicated to ensuring nanotechnology discoveries reach maximum market potential through successful commercialization. Advance is the trusted guide to commercial success for nanotech entrepreneurs spanning the globe, partnering with leading universities to provide scientists and researchers with mission critical infrastructure support to transform their discoveries to marketable solutions. The organization provides a range of services and support including financing, leadership assets and counsel on intellectual property, licensing and regulatory issues. With a portfolio of 20 companies developing technologies which offer potentially breakthrough nanotechnology discoveries in the electronics, biopharma and materials sectors, Advance's goal is to transform the potential for nanotechnology discoveries into innovative products that further evolve existing industries and enable new markets.


Public Relations:

RJ Bardsley
Racepoint Group
Tel: +1 781 487 4616
Email: rbardsley@racepointgroup.com


Investor Relations Contact:

Cormac Glynn
CEOCast
Tel: +1 212 732 4300
Email: cglynn@ceocast.com